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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                           OF IMAGEWARE SOFTWARE, INC.


         S. James Miller, Jr. and Anne Hoversten certify that:

         ONE: They are the President and Secretary, respectively, of ImageWare Software, Inc. (the "Corporation").

         TWO: The Articles of Incorporation of the Corporation are amended and restated to read as follows:

                                    ARTICLE I

             The name of the Corporation is ImageWare Systems, Inc.

                                   ARTICLE II

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

         A. CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fifty Four Million (54,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $.01 per share and the Preferred Stock shall have a par value of $.01 per share. No shares of Preferred Stock are designated as "Series A Preferred Stock". Seven Hundred Fifty Thousand (750,000) shares of Preferred Stock are designated as "Series B Preferred Stock"

         The remaining shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

         Upon amendment of this article, each outstanding share of Common Stock of this


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Corporation shall be changed into .1895734 of one share Common Stock. No fractional shares will be issued; instead, the Corporation will pay cash in lieu of any fractional shares equal to the fair value of such fractions of a share as determined by the Board of Directors of the Corporation.

         B. RIGHTS, PREFERENCES AND RESTRICTIONS OF SERIES B PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Series B Preferred Stock are as follows (NOTE: section references within this Article III.B. are to other sections within this Article III.B. unless otherwise expressly provided):

1. DIVIDEND PROVISIONS. The holders of shares of Series B Preferred Stock shall, commencing after April 30, 1996, be entitled to receive cumulative dividends in cash, subject to the availability of, and only out of, any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock of the corporation; provided, however, that such convertible securities or rights shall not rank, as to dividend or liquidation rights, prior to or on a parity with the Series B Preferred Stock) on the common stock or any other series of preferred stock or series or class of any other stock of the corporation and prior and in preference to any payment of monies to any sinking or purchase fund on the common stock or any other series of preferred stock or series or class of any other stock of the corporation for the redemption or repurchase thereof, at the rate of $0.2125 per share per annum payable in equal semiannual installments of $0.10625 per share, on the last business day of October and April each year, with the first dividend payment commencing October 31, 1996, and upon redemption of the Series B Preferred Stock or conversion thereof as otherwise provided herein. Provided, that if a dividend is paid on the Common Stock prior to April 30, 1996, then the dividends provided herein to be paid on the Series B Preferred Stock shall commence at April 30, 1995. Dividends for less than a full calendar semi-annual period shall be prorated, based on the actual number of days elapsed during such semiannual period, divided by 180 days. Declared dividends on outstanding shares of the Series B Preferred Stock shall be paid to record holders as they appear on the stock register of the corporation at the close of business on the 15th day of the month containing such dividend date as may be fixed by the board of directors in advance of such dividend date, provided that no such record date shall be more than 30 days prior to such dividend date.

2.  LIQUIDATION PREFERENCE; MERGER, CONSOLIDATION AND SALE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily (an "Event of Liquidation"), the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other series of Preferred Stock or series or class of any other stock of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of
(i) $2.50 for each outstanding share of Series B Preferred Stock (hereafter referred to as the "Original Series B Preferred Stock Issue Price") and (ii) an amount equal to accrued but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder. The Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to an Event of Liquidation, a notice setting forth the date on which such Event of Liquidiation is expected to become effective and the type and amount of anticipated proceeds per share of Common Stock to be distributed with respect thereto and shall afford each such holder the opportunity to convert such shares of Series B Preferred Stock pursuant to subsection 3 (conditional upon the consummation of such Event of Liquidation) prior to the consummation thereof.

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                  (b) A consolidation or merger of the Corporation with or
into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation of an acquisition of the Corporation by another entity by means of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (the "Sale") , shall be deemed to be an Event of Liquidation; provided, however, that if holders of Series B Preferred Stock are to receive more than the preferential amounts due them under subsection 2(a) above in the Sale, then the Sale shall not be an Event of Liquidation and all holders of Series B Preferred Stock shall participate ratably with the holders of Common Stock and the holders of any other series of Preferred Stock with similar rights in proportion to the amount of shares owned by each such holder on an as-converted basis and shall not be entitled to receive any preferential amounts.

3. CONVERSION. THE HOLDERS OF THE SERIES B PREFERRED STOCK SHALL HAVE CONVERSION RIGHTS AS FOLLOWS (THE "CONVERSION RIGHTS"):

                  (a)      RIGHT TO CONVERT; AUTOMATIC CONVERSION.


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                           (i) Subject to subsection 3(c), each share of Series
B Preferred Stock plus accrued but unpaid dividends thereon shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price plus the aggregate amount of accrued but unpaid dividends thereon by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price; provided however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in subsection 3(c).

                           (ii) Each share of Series B Preferred Stock shall
automatically convert into shares of Common Stock at the Conversion Price at the time in effect for such Series B Preferred Stock immediately upon the initial closing of the Corporation's sale of its Common Stock in a bona fide underwritten public offering pursuant to a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Public Offering"), if the public offering price of which is not less than $6.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations); provided, however, if the public offering price is less than $6.00 per share but at least $4.00 per share, then the conversion of shares of Series B Preferred Stock into shares of Common Stock shall still be automatically effected if the Corporation receives the written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock. Upon automatic conversion pursuant to this subsection 3(a)(ii), all accrued but unpaid dividends shall be paid immediately upon the initial closing of the Public Offering, in cash.

                  (b) MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed in blank, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

                  (c) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i) In the event the Corporation should at any time
or from time to time after the date of the issuance of any shares of Series B Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to Common Stock Equivalents or other rights or securities of the Corporation.

                           (ii) If the number of shares of Common stock
outstanding at any time after the date of the issuance of any shares of Series B Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (d) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution with respect to the outstanding shares of Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets or options or rights not referred to in subsection 3(c)(i), then, in each such case for the purpose of this subsection 3d., the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Corporation or any reclassification of the Common Stock or in case of the consolidation or merger of the Corporation with any other person or entity or in case of any sale, conveyance or disposition of all or substantially all of the assets of the Corporation to an affiliate of the Corporation (other than a subdivision, combination or Event of Liquidation or Sale as provided for elsewhere in subsection 3 or subsection 2), the Corporation and the person or entity formed by such consolidation or resulting from such capital reorganization, reclassification of capital stock or merger, as the case may be, shall make provision in the articles or certificate of incorporation or other governing instruments of such person such that each share of Series B Preferred Stock shall thereafter be convertible only into the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance or disposition, as the case may be, by a holder of the number of shares of common Stock into which such shares of Series B Preferred Stock was convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance or disposition. In any such case, appropriate adjustment shall be made in the application of the provisions of this subsection 3 with respect to the rights of the holders of the Series B Preferred Stock after such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance or disposition to the end that the provisions of this subsection 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (f) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                           (i) No fractional shares shall be issued upon
conversion of the Series B Preferred Stock. If any fractional interest in shares of Common Stock would, except for the provisions of this subsection 3(f), be deliverable upon the conversion of any Series B Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefore, adjust such fractional interest by payment to the holder of such converted Series B Preferred Stock an amount in cash equal to the current market value of such fractional interest (computed to the nearest cent). Whether or not cash in lieu of fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Series B Preferred Stock pursuant to this subsection 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

                  (g) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion o f all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (i) NOTICES. Any notice required by the provisions of this subsection 3 to be given to the holder of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

4.  VOTING RIGHTS.

                  (a) The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders, meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

                  (b) ELECTION OF DIRECTORS. Notwithstanding subsection 4(a), so long as the Corporation is in default in the payment of any dividends due the holders of Series B Preferred Stock, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation and the holders of Series B Preferred Stock and Common Stock, voting on an as converted basis, shall be entitled to elect the remaining directors of the Corporation. At such time as the Corporation is no longer in default on the payment of any dividends due the holders of Series B Preferred Stock, the special voting provisions set forth in the preceding sentence shall no longer be effective and the voting provisions of Section 4(a). shall apply. The director elected by the holders of Series B Preferred Stock shall thereupon be deemed to have resigned. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of directors to be elected solely by the holders of Series B Preferred Stock. A vacancy in any directorship elected by the holders of Series B Preferred Stock shall be filled only by vote of the holders of Series B Preferred Stock and a vacancy in the directorship elected by the holders of Series B Preferred Stock and Common Stock voting together shall be filled only by the vote of the holders of Series B Preferred Stock and Common Stock voting together as provided above.

5.  REDEMPTION.

                  (a)      REDEMPTION BY THE CORPORATION.

                           (i) The Corporation shall have the right, but not the
obligation, exercisable at any time or from time to time after December 31, 2000, upon at least sixty (60) days' prior written notice to the holders of the outstanding shares of Series B Preferred Stock to redeem all or some of the outstanding shares of Series B Preferred Stock, pro rata, by paying a sum per share equal to the Original Series B Issue Price (subject to adjustments as a result of distributions, if any, made pursuant to subsection 3(d) plus an amount equal to all accrued but unpaid dividends, if any, through the date of redemption.

                           (ii) In compliance with the applicable notice period
set forth in this subsection 5(a), the Corporation shall mail, postage prepaid, to each holder of record of Series B Preferred Stock to be redeemed, at such holder's address last shown on the records of the Corporation, notifying such holder of such redemption, specifying the date fixed for the redemption (the "Redemption Date"), which shall also be the date on which such holder's Conversion Rights as to the shares called for redemption shall terminate, and calling upon such holder to surrender to the Corporation, and in the manner and at the place designated, such holder's certificate or certificates representing the shares of Series B Preferred Stock to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"), On or prior to the Redemption Date, each holder of the Series B Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the appropriate redemption price as specified in this subsection 5(a) (the "Redemption Price") of such shares (except that such number of shares shall be reduced by the number of shares which shall have been converted pursuant to subsection 3 hereof between the date of notice of redemption and the date on which Conversion Rights to such shares terminate) shall be payable to the order of the person whose name appears on such certificate or certificates as the owner therefor and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price (whether because there is no source of funds legally available for such redemption or because such funds shall not be paid or made available for payment), all rights of the holders of the Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                  (b) REDEMPTION CONSIDERATION. Amounts to be paid pursuant to subsection 5(a) shall be paid, at the sole discretion of the Corporation, in cash or notes or any combination of cash and notes. The notes, if issued by the Corporation in satisfaction of the redemption of Series B Preferred Stock, shall bear interest, payable monthly, at ten percent (10%) per annum and shall provide for repayment of the principal amount in two equal installments on the next two immediately succeeding anniversary dates of the date of redemption of the shares of Series B Preferred Stock so requested to be redeemed.

                  (c) SURRENDER OF CERTIFICATE. Except as prohibited pursuant to applicable California corporate law, on or after the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (d) NO DIVIDENDS AFTER REDEMPTION. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series B Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holder of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption on shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed; provided, however, that this Corporation shall give ten (10) days advance written notice to each such holder of shares to be redeemed that the Corporation at that time has funds available for the redemption of shares of Series B Preferred Stock, and any such holder may direct that the Corporation not redeem any or all of that holder's remaining shares previously requested by that holder to be redeemed, and such shall not be redeemed, so long as written notice of such direction is received by the Corporation no later than ten (10) days after this Corporation's advance notice was given.

6. COVENANTS. SO LONG AS THE CORPORATION IS IN DEFAULT OF ANY PROVISION OF THIS
ARTICLE III.B., THE CORPORATION SHALL NOT REPURCHASE OR REDEEM ANY SHARES OF COMMON STOCK OR ANY SHARES OF ANY SERIES OF PREFERRED STOCK OF THE CORPORATION, EXCEPT FOR SHARES OF SERIES B PREFERRED STOCK.

7. REISSUANCE OF SERIES B PREFERRED STOCK. ANY SHARE OR SHARES OF SERIES B PREFERRED STOCK OR OF ANY OTHER SERIES OR CLASS OF STOCK OF THE CORPORATION ACQUIRED BY THIS CORPORATION BY REASON OF REDEMPTION, PURCHASE, CONVERSION OR OTHERWISE SHALL BE RESTORED TO THE STATUS OF AUTHORIZED BUT UNISSUED SHARES OF PREFERRED STOCK.

8. RESIDUAL RIGHTS. PREFERRED STOCK SHALL NOT HAVE ANY PRE-EMPTIVE RIGHTS. ALL RIGHTS ACCRUING TO THE OUTSTANDING SHARES OF THE CORPORATION NOT EXPRESSLY PROVIDED FOR TO THE CONTRARY HEREIN SHALL BE VESTED IN THE COMMON STOCK.


                                   ARTICLE IV

         No person acting as director of the Corporation shall be liable for monetary damages in an action brought by or in the right of the Corporation upon any breach by such person of his or her director's duties to the Corporation or its shareholders except for such liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Corporation or its shareholders, (vi) under Section 310 of the California Corporations Code, or (vii) under Section 316 of the California Corporations Code.

         THREE: The foregoing Amended and Restated Articles of Incorporation have been approved by the Board of Directors of the Corporation.

         FOUR: The foregoing Amended and Restated Articles of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of the Common Stock of the Corporation is 5,968,161 and the total number of outstanding shares of the Series B Preferred Stock is 389,400. There are no outstanding shares of Series A Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such vote being
(i) a majority of the number of shares of Common Stock then outstanding plus the number of shares of Common Stock into which the then outstanding Series B Preferred Stock could have been then converted, voting together as a class, and (ii) a majority of the number of shares of Common Stock then outstanding, voting as a separate class.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and of our own knowledge.


Dated:   November 29, 1999            /s/ S. James Miller Jr.
                                     -------------------------------------------
                                     S. James Miller, Jr., President


                                     /s/ Anne Hoversten
                                     -------------------------------------------
                                     Anne Hoversten, Secretary